December 22, 2022

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated August 26, 2010 regarding the sale of Shares (now designated as Institutional Class shares) and our opinion dated December 28, 2018 regarding the sale of Class A and Class C shares, of the Performance Trust Strategic Bond Fund (f/k/a Performance Trust Total Return Bond Fund), our opinion dated June 28, 2011 regarding the sale of Institutional Class and Class A (f/k/a Retail Class) shares, of the Performance Trust Municipal Bond Fund, and our opinion dated December 30, 2020, regarding the sale of Institutional Class shares, of the Performance Trust Credit Fund, each a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.